EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ixia of our report relating to the 2007 consolidated financial statements of Catapult Communications Corporation dated December 13, 2007, appearing in the Annual Report on Form 10-K of Catapult Communications Corporation for the year ended September 30, 2008.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 1, 2009